Exhibit 99.1

News Release

MEDIA CONTACTS:

Telkonet Investor Relations

414.721.7988

ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Continues Strategic Advancement Through Extension to Series B Equity Financing Round

Telkonet has taken another step in its retransformation through continued Balance Sheet improvements

April 11, 2011: Milwaukee, WI – Telkonet, Inc (OTCQB: TKOI), developer of the state-of-the-art EcoSmart energy management platform incorporating its patented Recovery Time™ technology, announced today that it has raised $1.355 million by closing an additional sale of its Series B convertible preferred stock with warrants to purchase common stock. The terms of this Series B private placement are identical to the terms of the initial Series B private placement, closed on August 6, 2010.  The new capital will fund aggressive business development and accelerate installations of Telkonet’s revolutionary new EcoSmart suite within the rapidly expanding energy efficiency space. Expansion within Education, Military, Government, Institutional and Healthcare markets as well as Telkonet’s energy management leadership within Hospitality continue to drive demand for the company’s newest networked energy management platform.

“We’ve dramatically reshaped Telkonet both financially and operationally and our investors have recognized this as evidenced by the current investment,” stated Jason Tienor, Telkonet’s President and CEO.  “Our continued product leadership and revenue trends demonstrate the value that Telkonet holds for its shareholders and bright outlook for the company’s growth and profitability.”

Over the past year the company has passed several milestones in its development including the release of its industry-leading EcoSmart platform, more than doubling the marketing revenue recognized on its EthoStream Hospitality Network and retiring its short-term debt substantially improving the Company’s balance sheet.  Central to Telkonet’s long-term vision is the evolution of the EcoSmart platform, leveraging its flexible wired and wireless communications technologies with devices offering control of additional energy loads and powerful web-based network management and reporting functionality.  Planned enhancements for the EcoSmart suite of products include complementary hardware and software technologies such as integrated HVAC equipment, plug-load controls, lighting integration and more.  The product roadmap for EcoSmart also includes expansion beyond its current commercial markets into the emerging Home Area Network (HAN) space by participating in utility sponsored technologies designed to complement the Smart Grid.  The EcoSmart suite of products and Telkonet’s expertise in network management and reporting provide comprehensive solutions through channel partners and ESCO’s worldwide.

About Telkonet

Telkonet is a leading energy management technology provider offering hardware, software and services to Commercial customers throughout the world.  The EcoCentral Platform, in conjunction with the EcoSmart Suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption.  Telkonet’s energy management products are installed in properties within the Hospitality, Military, Educational, Healthcare and Residential markets reducing energy consumption and eliminating the need for new energy generation. www.telkonet.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).